Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-234215) and related Prospectus of Arco Platform Limited related to the registration of Class A common shares, debt securities, warrants, rights and units and the Registration Statement (Form S-8 No. 333-233920) pertaining to the Restricted Shares Grant Plan of Arco Platform Limited of our report dated March 16, 2020, with respect to the consolidated financial statements of Arco Platform Limited, included in its Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG

Auditores Independentes S.S.

Fortaleza, Brazil

March 31, 2020